Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-228662 on Form S-3, and Registration Statement No. 333-210029 on Form S-8 of our report dated November 20, 2020, relating to the financial statements of The RMR Group Inc. appearing in this Annual Report on Form 10-K of The RMR Group Inc. for the year ended September 30, 2020.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 20, 2020